FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High
Vice President of Investor Relations
303-604-3924

DMC GLOBAL ENTERS AGREEMENT TO EXTEND TIMING OF PUT OPTION ON
ARCADIA PRODUCTS BUSINESS

BROOMFIELD, Colo. – December 4, 2024 – DMC Global Inc. (Nasdaq: BOOM) today announced it has reached an agreement with its Arcadia Products, LLC (“Arcadia”) joint venture partners, the Munera family, that establishes September 6, 2026 as the earliest date DMC can be required to purchase the remaining 40% of Arcadia under the put option contained in Arcadia’s operating agreement. DMC acquired its 60% controlling interest in Arcadia on December 23, 2021. The put option would have otherwise become exercisable on December 23, 2024. DMC continues to have a right to acquire the remaining 40% of Arcadia pursuant to a call option that becomes exercisable on December 23, 2024.

James O’Leary, interim president and CEO of DMC, said, “This amendment to Arcadia’s operating agreement provides DMC with immediate and significant relief from the potential equity dilution and increased leverage that could have resulted from the near-term satisfaction of the put obligation. DMC now has the time and flexibility to further deleverage, explore strategic financing options, and stabilize and improve the performance of certain of its businesses that have been challenged by either cyclical downturns or poor operating performance.

“In particular, we are focused on restoring Arcadia to the operating levels that we and our joint venture partners expect from this excellent business. We will discuss discrete operating strategies and a simplified and significantly more focused strategic plan on our year-end earnings call to be held in early 2025. Prospectively, our strategies, tactics and activities will be focused on EBITDA growth, margin expansion and cash conversion.”

About DMC Global Inc.
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: http://www.dmcglobal.com.

Safe Harbor Language
This news release contains certain forward-looking statements regarding the Company. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and other factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect the Company and its financial results is available in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents that the Company has filed with, or furnished to, the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.